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EDITED TRANSCRIPT
LXP - Q1 2013 Lexington Realty Trust Earnings Conference Call

EVENT DATE/TIME: MAY 02, 2013 / 03:00PM GMT

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CORPORATE PARTICIPANTS

Gabriela Reyes Lexington Realty Trust - IR

T. Wilson Eglin Lexington Realty Trust - CEO, President

Pat Carroll Lexington Realty Trust - CFO

CONFERENCE CALL PARTICIPANTS

Sheila McGrath Evercore Partners - Analyst

Anthony Paolone JPMorgan - Analyst

Omotayo Okusanya Jefferies & Co. - Analyst

John Guinee Stifel, Nicolaus & Company, Inc. - Analyst

Todd Stender Wells Fargo Securities, LLC - Analyst

Craig Mailman Keybanc Capital Mkts - Analyst

PRESENTATION

Operator

Good day and welcome to the Lexington Realty Trust First Quarter 2013 Earnings Conference Call. At this time all participants have been placed in a listen-only mode and the floor will be open for your questions following the presentation. Today's conference is being recorded.

It is now my pleasure to turn the floor over to your host, Gabby Reyes, Investor Relations for Lexington Realty Trust. Please go ahead ma'am.

Gabriela Reyes - Lexington Realty Trust - IR

Hello and welcome to the Lexington Realty Trust first quarter conference call. The earnings press release was distributed over the wire this morning and the release of supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in according with Reg G requirements.

If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investor Relations section. Additionally we are hosting a live webcast of today's call, which you can access in the same section.

At this time I would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington's believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are, Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Dick Rouse, Chief Investment Officer; Patrick Carroll, Chief Financial Officer and other members of management.

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Thank you, Gabby, and welcome, everyone. Thank you for joining the call today. As always, I'd like to begin by discussing our operating results and accomplishments for the quarter.

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For the first quarter our Company funds from operations as adjusted were $0.25 per share and we executed very well in all areas that impact our business.

Our results were modestly impacted by a capital raise in March, yet our Company FFO per share guidance for 2013 remains unchanged at a range of $1.01 to $1.04 per share.

The quarter was characterized by leasing activity of 427,000 square feet of new and renewal leases signed leading to an overall portfolio occupancy rate of approximately 97.4% at quarter end and reducing our 2013 rollover to just 2.1% of rent.

In addition, we had good execution on the investment front with property investments closed totaling $123.3 million. We funded an additional $11.2 million in our current build-to-suit projects, placed on new build-to-suit project under contract for $20.8 million, and entered into an agreement to purchase a property when construction is completed for $39.1 million.

We believe our pipeline of similar opportunities remains robust and we expect investment activities to exceed $375 million in 2013.

We also continued to focus on capital recycling, trimming $25.2 million of non-core assets from the portfolio and subsequent to quarter end we sold our retail store and garage in Honolulu, Hawaii formally occupied my Macy's for $25.9 million, while retaining an adjacent parcel for redevelopment.

Turning to leasing, our accomplishments in the first quarter of 2013 consisted of 427,000 square feet of new leases and lease extensions, 144,000 square feet of which were related to suburban office properties and we had 164,000 square feet of leases that expired and were not renewed.

Overall in the quarter we extended eight leases with annual GAAP rents of $2.2 million, a decrease of $300,000 compared to the previous rents. Currently we have just 2.1% of single tenant rent expiring in 2013 so this area of investor concern has been substantially mitigated.

As of March 31, 2013, we had 1.9 million square feet of space subject to leases that expire in 2013 or which are currently vacant. We believe that over the balance of 2013 we can address roughly half of such expiring or vacant square footage through extensions and dispositions.

We expect our year-end occupancy to stay at a high level and we believe we can address approximately 3.5 million square feet of our 2014 to 2015 lease rollovers prior to the end of this year.

Although leasing results and tenant retention have been solid, we remain cautious with respect to suburban office fundamentals in what continues to be a slow and uneven economic recovery.

Supplementing our leasing and refinancing success was ongoing progress on adding value through accretive acquisitions of properties subject to long-term-net leases. We closed on two industrial investments in the first quarter for $123.3 million at an average going in cap rate of 7.3% and we now have four build-to-suit projects underway and one forward purchase under contract for a total commitment of $150.4 million, of which $48.2 million has been invested through March 31, 2013.

The property investments underlying these five projects have an initial yield of 8.2% and 9.4% on a GAAP basis and our supplemental reporting package contains an estimated funding schedule for these projects.

Based on our investment pipeline of good prospects, we anticipate 50% greater volume compared to last year. We believe that this increased investment activity will contribute meaningfully to our Company funds from operations in 2014 and beyond.

The opportunities we are currently working are supported by long-term net leases at going in cap rates of between 6.5% and 9% typically with annual escalations of 2% to 3%. However, we can give no assurance that these expectations will be realized.

Currently we expect the build-to-suits will have the largest allocation of capital in 2013 but we believe there are attractive opportunities in sale lease back and in first mortgage lending on single-tenant properties.

The addition to our portfolio of long-term leases with escalating rents continues to be a priority for us in order to further strengthen our cash flows, extend our weighted average lease term, reduce the average age of our portfolio and support our dividend growth objectives. As a result of our leasing activity and new investments, we now generate approximately 24.3% of our revenue from leases of 10 years or longer compared to 16% a year ago. Over time our goal is to derive at least half of our revenue from leases of 10 years or longer.

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Further our single-tenant lease rollover through 2017 has been reduced from 46.8% of revenue a year ago to 36.5% currently. By any measure we believe we are making good progress in managing down our exposure to shorter-term leases and extending our weighted average lease term, which is now 7.5 years compared to 6.3 years a year ago.

Our successful asset recycling program has helped drive down our cost of capital, as it has continued to generate proceeds for accretive acquisitions and debt repayments. We expect to continue to recycle capital with a focus on capturing the value of our multi-tenant and retail properties.

In the first quarter we disposed of $25.2 million of non-core assets and capital recycling will continue to be a focus of the Company in our efforts to further transform our portfolio. We've completed over $50 million of dispositions so far this year and continue to target $100 million to $150 million of disposition activity in 2013 with the net proceeds invested in new acquisitions.

Our balance sheet changed significantly in the first quarter in what we believe are very positive ways and we've included in the supplemental disclosure package on page 41 additional information showing our credit metrics, both at quarter end and adjusted for certain events on a pro forma basis. We are very pleased with the progress we've made in this area and are optimistic that these improvements will allow us to access the unsecured debt market on favorable terms.

Furthermore, our efforts to drive down our cost of capital are succeeding as we continue to take advantage of the significant refinancing opportunities in our portfolio while reducing leverage considerably.

In the first quarter of 2013, we refinanced our revolving credit facility and obtained an unsecured term loan facility of $250 million. We have dramatically improved our financial flexibility given that all our bank facilities are now unsecured including the seven-year term loan closed last year.

We also closed on one 15-year mortgage financing of $40 million at an initial blended fixed rate of 3.7% on our Lenexa, Kansas property and one of our joint ventures obtained $15.3 million of five-year financing at a fixed rate of 3.7%.

Subsequent to quarter end we drew $64 million on our term loan facility and swapped a LIBOR component into a five-year current fixed rate of 2.43%. During the quarter we retired $168.6 million of secured debt, which had a weighted average interest rate of 5.5%, and subsequent to quarter end we retired an additional $177 million of secured debt at a weighted average interest rate of 6% and we retired our 7.55% Series D preferred.

We continue to be committed to unencumbering assets and pursuing an unsecured financing strategy and we now derive more than half of our net operating income from unencumbered assets.

In the quarter our debt was further reduced by the conversion of $42.8 million of convertible notes into the underlying of $6.2 million in common shares. While we continue to unencumber assets from time to time we expect to obtain secured financing when it is advantageous to do so, as we did in the case of the Lenexa, Kansas financing.

As a result of our efforts, our debt is now about 38.4% of our gross asset value on a pro forma basis. At this point $445 million of our mortgages mature through 2015 at a weighted average interest rate of 5.5% and we believe the Company still has a significant opportunity to lower its financing costs and unencumbered assets, which we expect will improve our cash flow and financial flexibility.

In our supplement on pages 41 and 42 we have added financial disclosure, which should be of interest to fixed-income investors.

Now I'll turn the call over to Pat, who will take you through our results in more detail.

Pat Carroll - Lexington Realty Trust - CFO

Thanks, Will. During the quarter Lexington had gross revenues of $97.1 million comprised primarily of lease rents and tenant reimbursements. The increase compared to the first quarter of 2012 of $18.8 million relates primarily to property acquisitions and build-to-suit projects coming online and the acquisition of NLS in September of last year.

In the quarter cash rents were in excess of GAAP rents by approximately $6.5 million including the effect of above and below market leases. On page 43 of the supplement we have included our estimates of both cash and GAAP rents for the remainder of 2013 through 2017 for leases in place at March 31st, 2013, our same-store NOI data and the weighted average lease term of our portfolio as of March 31st, 2013 and 2012.

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Property operating expenses increased primarily due to the NLS acquisition plus increased use in occupancy in multi-tenanted properties with base-year cost structures. In the first quarter of 2013 we recorded $9.8 million in impairments of properties, $10.5 million in debt satisfaction gains on properties transferred by foreclosures and $11 million in debt satisfaction charges primarily relating to a non-cash charge required under GAAP relating to the retirement of our 6% notes.

On page 39 of the supplement we have disclosed selective income statement data for our consolidated but non-wholly owned properties and our joint venture investments. We also have included the net non-cash interest recognized in the three months ended March 31st, 2013 on page 40 of the supplement.

In the first quarter of 2013 our interest coverage was approximately 3.1 times and our net debt to EBITDA of approximately 6.0 on a pro forma basis.

Non-operating income decreased about $700,000 primarily due to the payoff of mortgages receivable in 2012 and the default of a borrower on one of our notes receivable.

Equity and earnings in joint ventures decreased by $7.3 million, primarily due to the acquisition of our partner's interest in NLS in September of last year.

I'll turn to the balance sheet. We believe our balance sheet is as strong as we continue to increase our financial flexibility capacity. We had $134.4 million of cash at quarter end including cash classified as restricted. Restricted cash balances relate to money primarily held with lenders as escrow deposits on mortgages.

At quarter end we had our $1.7 billion of consolidated debt outstanding, which has a weighted average interest rate of 5.4% almost all of which is at fixed rates. The significant components of other assets and liabilities are included on page 40 of the supplement.

During the quarter of March 31st, 2013 we paid approximately $2.8 million lease cost and approximately $14.7 million in tenant improvements including $2.3 million relating to the Wyndham lease in Orlando, Florida and $10 million related to lease extensions in our properties in Allen, Irving and Houston, Texas and $2.4 million in our Baltimore property.

In our press release we have a reconciliation of Company FFO to Company FAD. For the remainder of 2013 we project expected tenant improvement in lease costs to be approximately $21 million or $0.09 per share. Starting on pages 30 through page 34 of the supplement we disclosed the details of all consolidated mortgages maturing through 2013. We have also included on page 16 of the supplement the funding projections for our four current build-to-suit projects and one forward commitment that we have.

Now I'll turn the call back over to Will.

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Thanks, Pat. In summary we had a great quarter. Occupancies continue to be strong and we believe we had good prospects for early renewals as many leases expiring in 2014 and 2015. We believe acquisition activity is promising and favorable capital market conditions have accelerated the Company's significant improvement in its financial flexibility and our efforts to drive down our cost of capital.

We expect to continue to execute proactively on leasing opportunities in order to maintain high levels of occupancy and address lease rollover risk, realized values on non-core properties and certain fully valued properties, capitalize on our substantial refinancing opportunities and invest in build-to-suit properties and other accretive investment opportunities.

Today we affirm guidance for 2013 and Company funds from operations as adjusted within a range of $1.01 to $1.04 per share, reflecting good growth compared to 2012 and with a less leveraged balance sheet than we had when the year began. Our guidance is forward-looking and reflects the comments that we have made on today's call and a diluted share count of roughly 225 million, which includes 5.9 million shares underlying what's remaining of our 6% convertible guaranteed notes.

We believe the Company remains well positioned and offers investors an attractive dividend yield combined with a conservative payout ratio in an environment where we can continue to improve cash flow, upgrade the quality of our portfolio and provide ongoing value creation for our shareholders.

Operator, I have no further comments at this time so we're ready for you to conduct the question and answer portion of the call.

QUESTION AND ANSWER

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Operator

Thank you. (Operator Instructions). And we will take our first question from Sheila McGrath with Evercore.

Sheila McGrath - Evercore Partners - Analyst

Will, you made a lot of changes to the balance sheet in the quarter increasing the unencumbered asset pool. I am just wondering if you could help us understand are your ratios currently at the level that the rating agencies would target for an investment grade rating? And, if not, what else do you have to address to get there?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Well, Sheila, we're in the process with the rating agencies so it would be a little bit premature to speculate on that outcome but clearly we've taken a lot of steps this year to position the Company to access the bond market and we believe that all of our financial metrics would support a solid investment grade rating for the Company so clearly that's something that we've been working toward and the Company is pretty well positioned for that.

Sheila McGrath - Evercore Partners - Analyst

So after paying off the secured debt in the quarter, is your unencumbered pool large enough?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Yes more than half of our net operating income is now unencumbered so that's an important measure and our secured debt has come down. If you look on page 41 and 42 percent of the supplemental we lay out what's happened with all of these important financial metrics, not just this quarter, but over the last five years as well, so secured debt is down to less than 23% of gross assets so that's really come down considerably. I think the unencumbered NOI and asset pool and the secured debt metric have been the two that we both most -- that's what we've been most focused on and we've made a quantum leap forward in improving those measures this year.

Sheila McGrath - Evercore Partners - Analyst

Okay also on the cap rate range that you mentioned in your comments was pretty wide, acquiring assets 6.5% to 9%. I was just wondering if you could explain what would be the characteristics that would drive the big gap between those cap rates. Is it credited to tenant lease term? What would change (inaudible)?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

It's not necessarily any one thing. It would have to do with the type of asset, its residual value, the credit quality and the length of lease term so there's a mix of those. A higher cap rate can either mean lower grade credit or it can mean an asset where you might have to invest more capital in it at the end of the lease term to sustain yield, that sort of thing.

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Sheila McGrath - Evercore Partners - Analyst

Okay and last question, your payout ratio is pretty conservative, especially versus the sector. Can you remind us if you're targeting a payout ratio, net taxable income and how we should view potential growth prospects for LXP's dividend?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Well, we've tried to maintain the dividend in line with our taxable income since we reset it after the financial crisis, taxable income has increased about 50%. We do think there will be upward pressure on taxable income next year and we have considerable room to grow the dividend but that would be a likely decision that we would make next year as to what the actual size of the increase would be.

Sheila McGrath - Evercore Partners - Analyst

Okay thank you.

Operator

Anthony Paolone, JPMorgan.

Anthony Paolone - JPMorgan - Analyst

Thanks. Can you just talk through and give us a bit more color on the build-to-suit pipeline, how big it is, how long it takes to get through these things, your sort of hit rate and so forth? Because I guess, as I look through what you have on your plate now, it seems like most of it sort of wraps up at the end of the year so as you look out to 2014 I mean how far in advance are you working on these things and how big does the pool need to be to hit your sort of investment goals, if you will?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Well, I would say, Tony, that in addition to what we've specified as under contract and underway, we have about $290 million of properties that are under letter of intent that we have confidence on. Some of that could begin funding over the balance of this year and it goes into 2014. And in some cases there are office properties take long to come out of the ground so there are some commitments that we're looking at making that actually go out 18 to 24 months right now but the volume number that we've put out for this year of roughly $375 million invested in projects is what we have a high visibility on right now so there is an opportunity for us to increase that number as the year progresses. That's what we have high visibility on now.

Anthony Paolone - JPMorgan - Analyst

Right, but that $375 million though, that -- I understand that includes the stuff you bought too, right?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Yes.

Anthony Paolone - JPMorgan - Analyst

Okay and on the Long Island City deal I was just a little confused. In the press release you talked about just the additional capital that you guys were credited with. Can you just walk through A, how that works and then B, just what you think a margin cap rate for something like that might be?

Pat Carroll - Lexington Realty Trust - CFO

The actual cash that was spent into the project, Tony, was the $41.9 million. The way the partnership agreement works is the developer who is also our partner, got credited with notional capital so they do have a capital account, as did we for taking on things like a completion guaranty and we got credited with that capital account. So from a GAAP standpoint you're not allowed to book that as cost of the asset.

You can only book the hard costs, which is the $41.9 million, but the deal was based upon that if you went out and bought it upon completion it would of course, you know, $55.5 million to buy this type of property at the time so that's the distinction between what we call the notional capital and what we are calling the hard costs. The notional capital is what we're basing the yield on so that's why in theory it would have cost to build this asset. And so that's why when we talk about an 8.5% cap rate, 8.5% on the $55.5 million of notional capital.

Anthony Paolone - JPMorgan - Analyst

And what's your split with the partner again?

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Pat Carroll - Lexington Realty Trust - CFO

Well, it's there's a waterfall and we'll disclose it more in the Q but pretty much we get a priority return and our money back but I think you get like a 6.3% IRR on return. We'll have it more disclosed in the Q but from a standpoint of operation cash flow from a waterfall from a GAAP standpoint, right now we'd be picking up 100% of the bottom line income.

Anthony Paolone - JPMorgan - Analyst

Got it and that 8.5% cap rate on the $55 million, do you think that's margin or do you -- like what would an asset like that all done and leased up trade like?

Pat Carroll - Lexington Realty Trust - CFO

I think it's probably mid to low sevens back type of valuation, Tony.

Anthony Paolone - JPMorgan - Analyst

And then just last question you had mentioned looking at some first mortgage lending and so forth that was in the mix, just is that something that could be notable or is it just along the lines of sort of the things you've done historically?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Well, it could be a little bit heavier volume this year compared to last year but I still think that it would be unusual if more than 5% of our assets were in first mortgage loans so I don't think it from a total asset mix, I don't think it moves the needle that much but there are a handful of interesting opportunities that we're working on.

Anthony Paolone - JPMorgan - Analyst

Okay thanks.

Operator

Omotayo Okusanya, Jefferies.

Omotayo Okusanya - Jefferies & Co. - Analyst

In regards to just the mark-to-market trend during the quarter, I mean there are a couple of leases where you saw fairly large mark-to-market, downward mark-to-market. You don't have a lot of leases expiring in 2013 but you do have a fair amount in '14. Just give me your cautious comments about the state of the market right now. Should we continue to expect fairly large mark-to-markets going -- downwards mark-to-markets, even on the 2014 leases?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Yes our forecast and thoughts about it are pretty much unchanged compared to last quarter. We don't view ourselves as having exposure to downward pressure on rents and retail or industrial but if you look historically, we stopped buying office buildings on 10-year leases in the second or third quarter of 2005 and so where we have downward pressure on rents it's in suburban office. If we can put to bed a lot of our 2015 rollovers early, then we can get that mark-to-market behind us and the real thing we need to focus on is refinancing the underlying debt as it matures so we can sustain a wide spread between rents and interest cost. So we do have an opportunity to offset a lot of the impact of marking those rents down.

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Omotayo Okusanya - Jefferies & Co. - Analyst

Okay that's helpful. Thank you.

Operator

John Guinee, Stifel, Nicolaus.

John Guinee - Stifel, Nicolaus & Company, Inc. - Analyst

Great, okay. Hey, wonderful quarter, guys, just a few clarifications here; I think you said, Will, talk about the dividend next year, usually you talk about it in October or November. Did you mean to say October or November?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Yes and I apologize for that, John. We -- typically we do it with third quarter earnings.

John Guinee - Stifel, Nicolaus & Company, Inc. - Analyst

Okay and then give me a little more just to make sure I understand it, but I understand you say you have room in your room to move your dividend vis-a-vis taxable income. Can you either tell me exactly what that means or give me some hard numbers there?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Well tax, we think the taxable income will be higher next year than it is this year. We believe that the free cash flow of the Company that we pay dividends out of will be greater than taxable income, so as we look at how our cash flow covers our dividend there should be I think very strong coverage next year.

John Guinee - Stifel, Nicolaus & Company, Inc. - Analyst

Is there a minimum amount of dividend increase that you can already forecast?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

No it's still a little bit premature and early in the year for that.

John Guinee - Stifel, Nicolaus & Company, Inc. - Analyst

Okay then second, oh I know you know the answer, Pat. Okay. Second, what's the amount of non-cash income associated with the Xerox lease in this quarter?

Pat Carroll - Lexington Realty Trust - CFO

It would be disclosed, John, in the supplements. Let me turn to the page where it's on. It is on page 20 of the supplement. It's the very first line so small print for me and I don't have my glasses but it looks like cash rents are 875 and GAAP rents are $1.6 million for the quarter. That's what it looks like on page 20.

John Guinee - Stifel, Nicolaus & Company, Inc. - Analyst

Okay got you, got you, got you. And then just sort of a theoretical question, which I think Sheila was getting at is when you're buying at a five, six, seven cap rate most people expect there to be a principal appreciation or a not much principal risk in the asset but when you're getting north of nine people tend to think of it as a principal deterioration or asset deterioration over time. Where do you think the inflection point is in terms of where you look at taking principal risk versus not taking principal risk in the spectrum of deals that you're doing?

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T. Wilson Eglin - Lexington Realty Trust - CEO, President

I would say that if you're looking at rents of above 8%, you're probably expecting that some of those rents are going to amortize base. It just depends on the asset though and the length of the lease and the credit.

John Guinee - Stifel, Nicolaus & Company, Inc. - Analyst

Okay so I am thinking long-term leases here. All right but eight might be the threshold.

T. Wilson Eglin - Lexington Realty Trust - CEO, President

If you want to have -- to make an assumption, sure but it's really transaction specific, John. It's really, really hard to come up with one rule of thumb that's applicable to every situation.

John Guinee - Stifel, Nicolaus & Company, Inc. - Analyst

Okay wonderful, thank you very much.

Operator

Todd Stender, Wells Fargo.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Thanks, guys. Just with the build-to-suit in Bingham, Washington, it sounds like the tenant can terminate their commitment prior to breaking ground. Is this unusual when you make these commitments?

Pat Carroll - Lexington Realty Trust - CFO

Yes. No it's unusual and it's just for this deal. We haven't really seen it in other deals.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Is there any risk? Is there any financial risk to you guys or do you have a backup--?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

No not at all, Todd.

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Pat Carroll - Lexington Realty Trust - CFO

We get all the money back.

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Yes we wouldn't have entered into this deal if there was any economic risk to Lexington.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Okay that's helpful. And the sale of the Macy's in Honolulu sounds like a real coup. This is unencumbered isn't it?

Pat Carroll - Lexington Realty Trust - CFO

It is unencumbered. It wasn't a sale to Macy's. It was a Macy's store that they vacated.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Right but there's no mortgage on it and are you going to -- you'll get all these proceeds?

Pat Carroll - Lexington Realty Trust - CFO

Yes.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Okay and--

Pat Carroll - Lexington Realty Trust - CFO

We did already.

T. Wilson Eglin - Lexington Realty Trust - CEO, President

It's already close, Todd.

Pat Carroll - Lexington Realty Trust - CFO

Yes it closed already so we got the money already.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Okay who was the buyer and how did you arrive at the cap rate of a five three?

Pat Carroll - Lexington Realty Trust - CFO

The buyer--

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T. Wilson Eglin - Lexington Realty Trust - CEO, President

We're not disclosing the name of the buyer.

Pat Carroll - Lexington Realty Trust - CFO

I believe that was publicly announced by the buyer, a very large discount retailer. But when it came down to the cap rate, Todd, that is pretty much just the parking revenue associated with on a 25 point on it because we sold the vacant store plus the attached parking garage so that's just really the parking revenue.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Okay thanks and then just lastly, the current line balance presently is 250?

Pat Carroll - Lexington Realty Trust - CFO

That is right.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Okay thanks, guys.

Operator

And we will take our last question from Craig Mailman with Keybanc Capital Markets.

Craig Mailman - Keybanc Capital Mkts - Analyst

I just wanted to make sure I heard this right, the $290 million of build-to-suits under LOI is that everything you guys have under LOI right now?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Yes.

Craig Mailman - Keybanc Capital Mkts - Analyst

And apologies, the timing on that, is that all going to -- is that going to be more fourth quarter? I mean just trying to get the revenue recognition on this stuff. I mean is it the 375 obviously it sounds like you guys raised your expectation from the previous guidance range but from sort of an income perspective is it much higher, given when stuff is going to hit?

Pat Carroll - Lexington Realty Trust - CFO

I think we've been -- I don't think we really did raise it. I think we've been consistent for the year at 375. The LOIs, you know, nothing -- obviously we're not under contract with them or nothing is hard but those could be anywhere from nine to 18 to 24 month developments.

Craig Mailman - Keybanc Capital Mkts - Analyst

Okay and then just curious more broadly, I mean you guys do have good visibility in the pipeline but obviously triple nets there's a lot more competition for these, given the rate environment. Just what's the competitive landscape look like right now, especially for the build-to-suit financing with maybe a little bit of easing at some of the banks? Just who are you guys coming up against and are there any concerns about the ability to continue to source deals?

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T. Wilson Eglin - Lexington Realty Trust - CEO, President

Well, there is substantial competition in properties for immediate delivery. They're either purchase of property is under lease or sale leaseback. That market and the cap rates have continued to compress there. We saw a 20-year lease with a very high grade credit we think trade at 5.25 by way of example. Build-to-suit still continues to be a good business for us. We have been -- we've got good visibility on volume increasing 50% this year.

It's a very big market of corporate owned and occupied real estate and we think, given where we are in the interest rate cycle, that monetizing assets via sale/leaseback should be something that CFOs are continuing to be interested in doing. But it is competitive, certainly in the immediate, like I said, properties for immediate delivery but the competition and forward commitments is still substantially less than the auction market so it's I think still good opportunity for us.

Craig Mailman - Keybanc Capital Mkts - Analyst

Okay that's helpful. Then just a follow-up on the industrial asset in the build-to-suit in Bingham, the initial cap rate on the 10 years obviously is greater than the 20 so you guys have a fixed rent commitment and they can either stay for the extra 10 years or not but you guys get made whole no matter what and that's the difference between the initial yield differentials?

T. Wilson Eglin - Lexington Realty Trust - CEO, President

Yes.

Craig Mailman - Keybanc Capital Mkts - Analyst

Great thank you.

Operator

And that concludes today's question and answer session. At this time I would like to turn the conference over to Mr. -- to the speakers today for additional closing remarks.

T. Wilson Eglin - Lexington Realty Trust - CEO, President

So thank you all again for joining us this morning. We continue to be very excited about our prospects for the balance of this year and beyond and, as always, we appreciate your participation and support.

If you would like to receive our quarterly supplemental package, please contact Gabriela Reyes or you can find additional information on the Company on our website at www.lxp.com. In addition, you may contact me or the other members of Senior Management with any questions.

Thanks again for joining today.

Operator

Ladies and gentlemen, this concludes today's conference. We thank you for your participation.

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